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Exhibit 10.18

LIMITED REMITTANCE PROCESSING SERVICES AGREEMENT

BETWEEN

BANCTEC, INC.

AND

ELECTRONIC DATA SYSTEMS CORPORATION

AND

EDS INFORMATION SERVICES L.L.C.

December 31, 2005

Execution Copy

i

3.6	Transition Plan	6
3.7	Change Management Control Process	6
ARTICLE 4 FEES AND OTHER PAYMENTS		7
4.1	Transition Fees and Payments Prior to Cutover Dates	7
4.2	Fees and Payment for Services after Cutover Dates	8
4.3	Interest	8
4.4	Continued Performance; Escrow Account	8
4.5	Termination Fees	9
4.6	Taxes	9
ARTICLE 5 TERMINATION		10
5.1	Termination for Cause	10
5.2	Termination for Convenience or Change of Control	10
5.3	Termination for Insolvency or Bankruptcy	11
5.4	Termination for Non-Payment	11
5.5	Effect of Termination	11
ARTICLE 6 LIABILITIES		11
6.1	General Limitation of Liability	11
6.2	Limitation on Other Damages	11
6.3	Exceptions to Limitations	12
6.4	Duty to Mitigate	12
6.5	Acknowledgment	12
6.6	Settlement of Claims	12
ARTICLE 7 CUSTOMER CONTRACTS		12
7.1	Relations with EDS	12
7.2	Discussions on Expansion or Renewals	12
7.3	Termination of Customer Contracts	13
ARTICLE 8 EQUIPMENT AND FACILITIES		13
8.1	Equipment	13
8.2	Equipment Warranties	13
8.3	Maintenance Contracts on Equipment	13
8.4	Facilities	13
ARTICLE 9 EMPLOYEES		13
9.1	Interviewing and Hiring	13
9.2	Hired Employees	14
9.3	BancTec Employee Compensation	14
9.4	EDS Employee Compensation	14
ARTICLE 10 REQUIRED CONSENTS		15
10.1	Customer and Landlord Consents	15
10.2	Other Consents	16
ARTICLE 11 INTELLECTUAL PROPERTY RIGHTS		16
11.1	Ownership of Intellectual Property	16
11.2	Residuals	16
11.3	Rights to BancTec Technology	16
11.4	Rights to EDS Technology	16

ii

ARTICLE 12 QUEUE—SYSTEM SOFTWARE		16
12.1	License Terms	16
12.2	Derivative Works	16
12.3	Support and Maintenance	16
ARTICLE 13 RELATIONSHIP MANAGEMENT		17
13.1	Governing Bodies	17
13.2	Executive Council	17
13.3	Executive Council Meetings	17
13.4	Joint Operations Leadership Team	18
13.5	Joint Operations Leadership Team Meetings	18
ARTICLE 14 REPRESENTATIONS AND WARRANTIES		18
14.1	EDS Representations and Warranties	18
14.2	BancTec Representations and Warranties	19
ARTICLE 15 INDEMNIFICATIONS		20
15.1	BancTec Third Party Indemnification	20
15.2	EDS Third Party Indemnification	21
15.3	Mutual Indemnifications	21
15.4	Indemnification Procedures	22
ARTICLE 16 INSURANCE		23
16.1	Insurance Coverage Requirements	23
ARTICLE 17 DISPUTE RESOLUTION		24
17.1	Executive Council Dispute Resolution	24
17.2	Arbitration	24
ARTICLE 18 AUDIT REQUIREMENTS AND RETENTION OF RECORDS		25
18.1	Audit Rights	25
18.2	Financial Statements	25
18.3	Contingency Planning	25
18.4	Retention of Records	25
18.5	SAS 70 Audit	25
ARTICLE 19 MISCELLANEOUS		26
19.1	Binding Nature, Assignment and Subcontracting	26
19.2	Headings	26
19.3	Relationship of Parties	26
19.4	Confidentiality	27
19.5	Media Releases	27
19.6	Compliance with Laws	27
19.7	Force Majeure	28
19.8	Severability	28
19.9	Waiver	29
19.10	Notices	29
19.11	Survival of Terms	29
19.12	Governing Law	29
19.13	Entire Agreement	30

iii

LIMITED REMITTANCE PROCESSING SERVICES AGREEMENT

        THIS LIMITED REMITTANCE PROCESSING SERVICES AGREEMENT (the "Agreement") is entered into this            day of December 2005 and made effective on the 31st day of December, 2005 (the "Effective Date"), by and between BancTec, Inc. ("BancTec"), a Delaware corporation, with a principal business address of 2701 E. Grauwyler Dr., Irving, TX 75061, Electronic Data Systems Corporation ("EDS"), a Delaware corporation), with a principal business address of 5400 Legacy Drive, Plano, TX 75024 and EDS Information Services L.L.C. ("EIS"), a Delaware Limited Liability Company, with a principal business address of 5400 Legacy Drive, Plano, TX 75024 (all references to EDS in this Agreement will be deemed to include EIS). BancTec and EDS are sometimes referred to hereinafter as a "Party" and collectively as the "Parties".

RECITALS

WHEREAS, EDS is the contracting party under a number of third party agreements with its customers for certain remittance processing services;

WHEREAS, EDS further markets remittance processing services to companies that it has contracts with as part of its available services;

WHEREAS, EDS desires to subcontract to BancTec the remittance processing services under certain third party agreements in existence and that may be entered into in the future with its customers according to the terms and conditions of this Agreement; and

WHEREAS, BancTec desires to perform such remittance processing services for EDS pursuant to the terms of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BancTec and EDS agree as follows:

ARTICLE 1
DEFINITIONS

        1.1   "AAA Rules" shall have the meaning set forth in Section 17.2.

        1.2   "Action" shall have the meaning set forth in Section 15.1.

        1.3   "Actual Costs" shall mean all costs incurred by EDS for the EDS Operations Centers Resources as of the Effective Date, as described in the budgets referred to in the definition of "Budgeted Costs."

        1.4   "Affiliate" shall mean, with respect to any Party, any other entity that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Party and their successors.

        1.5   "BancTec Indemnitees" shall have the meaning set forth in Section 15.2.

        1.6   "BancTec Technology" means BancTec's proprietary technology, including BancTec Services, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), network designs, know-how, trade secrets and any related intellectual property rights throughout the world (whether owned by BancTec or licensed to BancTec from a third party) and also including any derivatives, improvements, enhancements or extensions of BancTec Technology conceived, reduced to practice, or developed during the term of this Agreement, provided however that such derivatives, improvements, enhancements or extensions are not derived from EDS Technology.

        1.7   "Budgeted Costs" shall mean the budget forecast for 2006, as set forth in Schedule 1.7 which shall be increased by any and all costs and expenses related to changes by EDS to the Services pursuant to the Change Management Control Process.

        1.8   "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

        1.9   "Change Management Control Process" shall mean a documented process agreed to by the Parties set forth in Section 3.7 of this Agreement including provisions for additional Services or changes to the existing Services.

        1.10 "Commercially Reasonable Efforts" shall mean taking such steps and performing in such a manner as a well managed business would undertake where such business was acting in a determined, prudent and reasonable manner to achieve a particular desired result for its own benefit.

        1.11 "Customer(s)" shall mean any entity(ies) that has executed a Customer Contract with EDS for the Services.

        1.12 "Customer Contract(s)" shall mean each of the contracts, including all amendments and addenda thereto, between EDS and its Customers listed on Schedule 1.12 and attached to this Agreement, together with (i) EDS' existing contracts with [*.*], [*.*] and [*.*] provided the remittance processing services and service levels required under those agreements are the same as those set forth in this Agreement and (ii) those contracts added to the list pursuant to Section 3.4.

        1.13 "Cutover Date(s)" shall mean that date(s) specified in the Transition Plan as the date upon which BancTec shall begin performing the Services in steady state at a designated location.

        1.14 "EDS Competitor" shall mean the following entities and their Affiliates: (a) [*.*], (b) [*.*] or (c) [*.*].

        1.15 "EDS Indemnitees" shall have the meaning set forth in Section 15.1.

        1.16 "EDS Operations Centers" shall mean those EDS centers performing remittance processing located at Chicago, Illinois, Totowa, New Jersey and Charlotte, North Carolina.

        1.17 "EDS Technology" means EDS' proprietary technology (excluding the [*.*]), including EDS' [*.*], [*.*], [*.*], [*.*], [*.*], [*.*] (in source and object forms), [*.*] [*.*], [*.*] [*.*], [*.*], and [*.*] (both printed and electronic), [*.*], [*.*] and any related intellectual property rights throughout the world (whether owned by EDS or licensed to EDS from a third party) and also including any derivatives, improvements, enhancements or extensions of EDS Technology conceived, reduced to practice, or developed by or for EDS as a special project, identified as such in writing by the Parties, and at EDS' sole expense during the term of this Agreement.

        1.18 "Employees" shall mean all of BancTec's employees, agents, subcontractors, consultants and representative supplied, subcontracted or sourced by BancTec to perform the Services (other than EDS data center employees).

        1.19 "Equipment" shall mean all of the items listed on Schedule 1.19.

        1.20 "Fees" shall have the meaning set forth in Section 4.2.

        1.21 "Force Majeure" shall have the meaning set forth in Section 19.7.

[*.*]
Confidential treatment requested: Information for which confidential treatment has been requested is omitted and is noted with "[*.*]." An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

        1.22 "Hired Employees" shall mean all [*.*] [*.*] [*.*] and [*.*] hired by BancTec to perform the Services.

        1.23 "Key Employees" shall mean those [*.*] [*.*] [*.*] on [*.*].

        1.24 "Leases" shall mean all of the real property leases, including all amendments and addenda thereto used for the EDS Operations Centers as further described in Schedule 1.24.

        1.25 "Losses" shall have the meaning set forth in Section 15.1.

        1.26 "Operation Centers Resources" shall mean the [*.*] [*.*] and [*.*] [*.*] [*.*], [*.*], [*.*] and other [*.*] and [*.*] currently dedicated by [*.*] to provide [*.*] [*.*] [*.*] under the [*.*], to the extent that such resources and facilities are encompassed by the [*.*][*.*] and items contained in the [*.*].

        1.27 "Parties" shall have the meaning set forth in the Preamble.

        1.28 "Past Service" shall have the meaning set forth in Section 9.2(a).

        1.29 "Payment Card Industry (PCI) Security Standard" compliance is required of all merchants and service providers that store, process, or transmit bankcard data. Mandated since June 2001, the program is intended to protect bankcard data-wherever it resides-ensuring that members, merchants, and service providers maintain the highest information security standard. The program applies to all payment channels, including retail (brick-and-mortar), mail/telephone order, and e-commerce. To achieve compliance with PCI, merchants and service providers must adhere to the "Payment Card Industry (PCI) Data Security Standard," which offers a single approach to safeguarding sensitive data for all card brands.

        1.30 "Queue System Software" shall mean the object and source code version, including all design documents, data schema and other documentation and materials relating to the architecture and performance thereof, of that one certain software product relevant to the Services.

        1.31 "SAS 70" is the authoritative guidance that allows service organizations to disclose their control activities and processes to their customers and their customers' auditors in a uniform reporting format. A SAS 70 examination signifies that a service organization has had its control objectives and control activities examined by an independent accounting and auditing firm. There are two types of SAS 70 Audits, Type I and Type II. Type I audits describe the description of controls at a specific point in time. The Type II audits actually test against control points to ensure that the overall control objective is met. A formal report including the auditor's opinion is issued to the service organization at the conclusion of a SAS 70 examination.

        1.32 "Service Level Agreements" shall mean the performance criteria and other requirements for the Services set forth in the Customer Contracts.

        1.33 "Service Level(s)" shall have the meaning set forth in Section 3.1.

        1.34 "Services" shall have the meaning set forth in Section 3.1.

        1.35 "Term" shall have the meaning set forth in Section 2.1.

        1.36 "Termination Assistance Period" shall mean a period of time designated by EDS, commencing on the date a determination is made that there will be an expiration or termination of this Agreement and continuing for up to 12 months after the expiration or termination of this Agreement, during which BancTec shall provide the Termination Assistance Services in accordance with Section 5.5.

[*.*]
Confidential treatment requested: Information for which confidential treatment has been requested is omitted and is noted with "[*.*]." An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

        1.37 "Termination Assistance Services" shall mean (a) the Services and any portions thereof, to the extent EDS requests such Services during the Termination Assistance Period, (b) BancTec's cooperation with EDS or another service provider designated by EDS in the transfer of the Services to EDS or such other service provider in order to facilitate the transfer of the Services to EDS or such other service provider; provided however that any service provider shall be bound to a confidentiality agreement with BancTec and BancTec may condition such cooperation upon its being reimbursed for all actual and direct costs (including internally fully allocated overhead and out-of-pocket expenses of such cooperation, and (c) any additional Services reasonably necessary to facilitate the transfer of the Services to EDS or another service provider designated by EDS that have been agreed by the Parties under the Change Management Control Process.

        1.38 "Transition Plan" means that one certain document stating the schedule for, and responsibilities of the Parties in transitioning the Services from EDS to BancTec, a copy of which is attached as Schedule 1.38.

ARTICLE 2
TERM

        2.1    Term.    Unless terminated earlier in accordance with the provisions of this Agreement, the term of this Agreement shall commence on the Effective Date and shall expire on the date that is [*.*] ([*.*]) [*.*] from the Effective Date ("Term"). Thereafter, the Term may be extended by mutual written agreement of the Parties.

ARTICLE 3
SERVICES AND SERVICE LEVELS

        3.1    Services and Service Levels With Respect to Customer Contracts.    BancTec shall perform the services in accordance with remittance processing and specific related services identified in the Customer Contracts set forth in Schedule 1.12 and the Transition Plan (collectively "Services"). BancTec shall perform Services (a) to the Service Level Agreements (regardless of any varying terminology that may be used for service levels in the Customer Contracts) and (b) in accordance with the terms and conditions of the Customer Contracts; provided however that the Services shall be provided prior to the Cutover Date pursuant to the Transition Plan, and Section 3.6. During the Term, [*.*] shall [*.*] [*.*] for any and all [*.*], [*.*] or other [*.*] [*.*] in the [*.*] [*.*] to the [*.*] [*.*] from [*.*] [*.*] to [*.*] the [*.*] in accordance with the [*.*]. [*.*] shall [*.*] [*.*] in the [*.*] of any [*.*] that [*.*] [*.*] ([*.*] [*.*] [*.*]) with [*.*] [*.*] the [*.*] of the [*.*]. Also during the Term, EDS shall continue to administer the Customer Contracts, including with respect to billing, notices, response to customer inquiries and complaints, and bookkeeping, in a manner that is reasonable, prudent, and consistent with EDS' historical administration of customer contracts. EDS shall use all Commercially Reasonable Efforts to immediately provide BancTec with all notices provided under the Customer Contracts and to communicate to BancTec's Account Executive in a timely manner any actual or asserted material adverse effects on the Customer or the Customer Contracts and all other communications from any Customer related to the Services and Service Level Agreements under the Customer Contracts.

[*.*]
Confidential treatment requested: Information for which confidential treatment has been requested is omitted and is noted with "[*.*]." An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

        3.2    Exclusive Services.

        (a)   EDS hereby agrees that during the Term it [*.*] [*.*] [*.*] any of the [*.*] [*.*] and shall [*.*] [*.*] [*.*] to provide the Services for the Customers and their Affiliates identified in the Customer Contracts set forth in Schedule 1.12 as of the Effective Date.

        (b)   For all new Customers that EDS obtains independent of BancTec, EDS will have the sole discretion to [*.*] [*.*] with the [*.*] [*.*] on the [*.*] to perform any remittance processing services pursuant to the Charge Management Control Process and Section 3.4.

        3.3    Other Customers.    Subject at all times to BancTec's confidentiality and other applicable obligations herein, BancTec shall not be restricted from providing the same or similar services to others, either directly or indirectly, including competitors of EDS.

        3.4    Added Services or Customer Contracts.    If EDS desires to amend or make any commitments that Materially increase or decrease the scope of Services or make any Material increase to the Service Level Agreements under any of the Customer Contracts, or enter into any new "Customer Contracts" where it desires that BancTec perform the remittance processing services, the Parties shall promptly address such amendments, commitments or new opportunities pursuant to the Change Management Control Process. "Material" for the purposes of this Section 3.4 shall mean having a negative impact upon BancTec's financial model and operational resource requirements for the Services.

        (a)   With respect to new Customer opportunities addressed through the Change Management Control Process, the Parties shall mutually agree upon the pricing and terms related to such agreement in accordance with the Change Management Control Process; provided, however, that the Parties shall use Commercially Reasonable Efforts to structure any such new pricing and terms consistently in all material respects with the pricing and terms in effect under this Agreement for other existing Customer Contracts. For the avoidance of doubt, if EDS enters into a Customer Contract that does not make a Material change to the pricing and terms in effect under this Agreement for other existing Customer Contracts, BancTec will agree to the addition of such new Customer Contract at prices in accordance with Schedule 4.2.

        (b)   This Agreement does not contemplate any new or custom development of technology; provided however that to the extent that such development is requested by EDS, the Parties shall manage such developments pursuant to the Change Management Control Process.

        (c)   If the Parties mutually agree in writing that new sales opportunities exist for particular prospective Customer Contracts, and that such sales opportunities be referred to [*.*] and [*.*], then the prospective customers will first be referred to [*.*] and [*.*] by either Party for a [*.*] ([*.*]) [*.*] period with the intent that these [*.*] may enter remittance processing agreements directly with those prospective customers. If the prospective customers do not enter directly into contracts with these [*.*] within [*.*] ([*.*]) [*.*] [*.*] from the date such prospective customer was identified by the Parties, then each of the Parties may pursue opportunities with the prospective customers for Customer Contracts to perform remittance processing services with them independently.

[*.*]
Confidential treatment requested: Information for which confidential treatment has been requested is omitted and is noted with "[*.*]." An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

        3.5    Provision of Services.    Except as specifically provided in a Customer Contract, BancTec shall not be restricted in any manner on the location or method of providing the Services, EDS being interested solely in the satisfaction of the Services and the Service Level Agreements; provided, however, that BancTec may not utilize facilities, resources or personnel outside the United States without providing EDS with at [*.*] [*.*] ([*.*]) [*.*] [*.*] notice and the opportunity to provide input. BancTec shall provide written notice to EDS at [*.*] [*.*] ([*.*]) [*.*] [*.*] [*.*] to changing a location from which the Services are provided from one location in the United States to another location in the United States. BancTec shall have the right to refuse to accept any proposed Customer Contract that requires that the Services be provided at a specific location from which BancTec does not at that time provide Services.

        (a)   BancTec will be in compliance with the Payment Card Industry (PCI) Data Security Standard as of the Effective Date to the same level of compliancy as EDS has of the Effective Date. After the Cutover Date, BancTec will be in compliance with the Payment Card Industry (PCI) Data Security Standard.

        3.6    Transition Plan.    BancTec shall perform the transition of Services as set forth in the Transition Plan attached to this Agreement. The Parties agree that the Transition Plan will begin as of the Effective Date and will be completed no later than nine months thereafter. EDS shall provide BancTec with all of the necessary information, access and systems to maximize the ability of BancTec to perform the Services in a timely manner. EDS shall provide reasonable cooperation and assistance to BancTec. [*.*] shall [*.*] [*.*] to [*.*] the [*.*] for each of the [*.*] [*.*] [*.*] to their [*.*] [*.*] to [*.*] with [*.*] to [*.*] as the [*.*] [*.*] with [*.*]. [*.*] shall [*.*] [*.*] and [*.*] of the [*.*] [*.*] through [*.*] to such [*.*] and [*.*] shall be [*.*] for the [*.*] of the [*.*] and the [*.*] up to, and following the [*.*], unless [*.*] [*.*] or [*.*] to [*.*] by [*.*] reasonable [*.*] and such [*.*] or [*.*] [*.*] a [*.*] to [*.*] the [*.*] or [*.*] the [*.*]. If during the [*.*] any [*.*] [*.*] [*.*] [*.*] as an [*.*] of [*.*], [*.*] shall make [*.*] an [*.*] [*.*] [*.*] to [*.*] as the [*.*] [*.*] with [*.*]. Under the [*.*], [*.*] shall be [*.*] as of the [*.*] for the [*.*] and [*.*] of the [*.*] [*.*] [*.*] in their [*.*] of the [*.*] up to the [*.*] for each [*.*] [*.*] and [*.*] shall be [*.*] for [*.*] all [*.*] [*.*] [*.*] for their [*.*] [*.*] and shall use [*.*] [*.*] [*.*] to [*.*] with [*.*] on any [*.*] [*.*] to [*.*] and [*.*]. [*.*] will use [*.*][*.*] [*.*] to [*.*] [*.*] [*.*] in such a manner as to [*.*] [*.*] to [*.*] and [*.*] and to [*.*] the [*.*] such that all [*.*] for [*.*] are [*.*] during the [*.*] [*.*]. In order to facilitate [*.*] [*.*] of the [*.*] [*.*], and both the [*.*] and [*.*] of [*.*] [*.*] prior to and after the [*.*], [*.*] shall: (a) [*.*] the [*.*] required of [*.*] as set forth in the [*.*] and this [*.*]; (b) [*.*] in a [*.*] and [*.*], the [*.*] and [*.*] [*.*] of [*.*] to [*.*] with respect to [*.*] [*.*] and (c) make [*.*] to [*.*] on an [*.*] [*.*] prior to the [*.*] at each [*.*] [*.*], its [*.*] and [*.*] related to the [*.*] for [*.*] [*.*] with [*.*] [*.*] of the [*.*] under the [*.*].

        3.7    Change Management Control Process.

        (a)    Changes.    The Parties may revise, amend, alter, or otherwise change the nature and scope of the Services and Service Levels provided under this Agreement from time to time by mutual agreement, including, but not limited to, changes relating to: (i) the addition of new Services; (ii) the termination of certain Services; (iii) the modification of existing Services; (iv) adding or modifying Service Levels; or (v) any other changes that alter the scope of this Agreement or the nature of the Services. All such changes shall be made in accordance with the procedures set forth in this Section 3.7 and the other terms of this Agreement.

[*.*]
Confidential treatment requested: Information for which confidential treatment has been requested is omitted and is noted with "[*.*]." An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

        (b)    Change Requests.    Either Party may, from time to time, and at any time during the term of this Agreement, request a change in accordance with this Section 3.7. The party requesting the change shall prepare, at its expense, a change order, in a written form to be mutually agreed upon by the Parties within thirty (30) days following the Effective Date (such form shall hereinafter be referred to as a "Change Order"), setting forth in reasonable detail therein the nature of the change requested. As soon as practicable, after the Change Order has been completed, the Account Executive of each Party shall discuss the changes and, if necessary and desirable, determine the feasibility of proceeding with such changes, which such discussions may include a discussion, in general terms, of the impact of the changes on the Services, and the charges payable hereunder.

        (c)    Change Orders.    If the Account Executives mutually agree to proceed with the changes or with further discussions related to such changes, BancTec shall, with EDS' assistance, complete phase two of the Change Order using a written form to be mutually agreed upon by the Parties within thirty (30) days following the Effective Date ("Change Order Phase Two"). Change Order Phase Two shall comprise describing the changes and setting forth the impact of the changes on the Services, the Service Levels, and the charges payable hereunder and present Change Order Phase Two to the Account Executives of the Parties. If both Parties mutually agree to implement such changes, each Account Executive shall execute the Change Order. Execution by the Account Executives of both Parties shall constitute an amendment to this Agreement and shall be binding on both Parties.

        (d)    Charge Impact.    A change that is not otherwise compensated under this Agreement, unless the Parties agree otherwise, shall be priced as set forth in the executed Change Order.

ARTICLE 4
FEES AND OTHER PAYMENTS

        4.1    Transition Fees and Payments Prior to Cutover Dates

        (a)   EDS shall pay BancTec fees for the transition Services pursuant to this Section. BancTec shall invoice EDS each month [*.*], and EDS shall remit payment for all amounts not disputed in good faith (according to the process set forth below) within [*.*] ([*.*] [*.*]) of receipt of a correct invoice for each EDS Operations Center prior to the Cutover Date for BancTec's transition Services pursuant to the Transition Plan. The amount of each invoice shall correspond to the [*.*] of the [*.*] being [*.*] by [*.*] to [*.*] in that [*.*] pursuant to [*.*] [*.*] or the [*.*] of [*.*] consistent with the [*.*] in [*.*], and BancTec shall provide EDS with reasonable supporting documentation thereof. Within [*.*] of the date of the invoice on which a disputed amount appears, EDS will notify BancTec in writing of the specific items in dispute, will describe in detail EDS' reason for disputing each such item and [*.*] [*.*] such [*.*] [*.*] (to the [*.*] the [*.*] [*.*] in [*.*] [*.*] [*.*]) into an [*.*] [*.*] [*.*] in the [*.*] set forth in [*.*]. Within [*.*] ([*.*]) [*.*] of BancTec's receipt of any such notice, the Parties will negotiate in good faith through the Joint Operations Leadership Team or, if unsuccessful, shall refer such dispute to dispute resolution to reach settlement on any items that are the subject of such dispute. If EDS does not notify BancTec of any items in dispute within such [*.*] period of time, EDS will be deemed to have approved and accepted such invoice, subject to the audit rights set froth in ARTICLE 18. Notwithstanding anything to the contrary in this Agreement, in no event may EDS withhold in any one month, as a disputed amount, more than [*.*] of BancTec's charges (exclusive of reimbursable expenses) for that month.

[*.*]
Confidential treatment requested: Information for which confidential treatment has been requested is omitted and is noted with "[*.*]." An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

        (b)   BancTec shall reimburse EDS for the [*.*] during transition for each EDS Operations Center prior to the Cutover Date. Such amounts shall be in consideration of EDS' provision of the EDS Operations Centers and all other resources and use of the facilities prior to BancTec's assumption of any Leases. EDS shall invoice BancTec within [*.*] ([*.*]) [*.*] after the end of each month for any such [*.*] incurred and provide BancTec with reasonable supporting documentation thereof. BancTec shall pay all amounts not disputed in good faith (according to the process set forth for EDS' dispute of invoiced amounts in Section 4.1(a) above) within [*.*] ([*.*]) [*.*] of receipt of the invoice.

        (c)   With respect to any savings in costs as compared to EDS' [*.*] that are realized by BancTec in performing the Services during the transition period, BancTec shall be entitled to [*.*] of such savings and EDS shall be entitled to the remaining [*.*] of such savings. The amounts due EDS shall be payable by BancTec on a monthly basis within [*.*] ([*.*]) [*.*] after any savings are realized.

        (d)   to the extent that EDS' actions [*.*] the [*.*] to perform Services during the transition due to unilateral decisions of EDS, EDS shall be responsible for such [*.*] [*.*].

        4.2    Fees and Payment for Services after Cutover Dates.

        (a)   EDS shall pay BancTec the fees for the Services ("Fees") as set forth in Schedule 4.2 The Fees payable by EDS under this Section shall begin as of each Cutover Date.

        (b)   BancTec shall invoice EDS for any amounts due from EDS under this Agreement [*.*] on a monthly basis on the fifth (5th) of each calendar month. EDS shall remit payment for all such amounts not disputed in good faith (according to the process set forth in Section 4.1(a)) within [*.*] ([*.*]) [*.*] of receipt of a correct invoice.

        4.3    Interest.    Any amount not paid when due under Section 4.1 or 4.2 will bear interest until paid at a rate of interest equal to the lesser of (a) the [*.*] established from time to time by Citibank of New York [*.*] [*.*] or (b) the maximum rate of interest allowed by applicable law. In addition, at BancTec's request, EDS will provide BancTec with an explanation of why an undisputed amount is not paid when due and a proposed payment plan for EDS to bring such past due amount current.

        4.4    Continued Performance; Escrow Account.    Unless (a) BancTec has commenced a proceeding or has presented a claim pursuant to this Article for nonpayment by EDS of amounts due under this Agreement, and EDS does not promptly pay all amounts in dispute into an escrow account as required below and does not otherwise continue to make payment to BancTec in accordance with this Agreement of all amounts not required to be so escrowed, or (b) this Agreement has been terminated in accordance with ARTICLE 5, BancTec will continue to provide the Services during any dispute resolution proceedings (whether informal or formal) commenced pursuant to ARTICLE 17 and EDS will continue to perform its obligations (including the making of payments) in accordance with this Agreement. Once the Parties have a disputed amount in the aggregate amount of [*.*], [*.*] shall [*.*] such [*.*] [*.*] [*.*] into [*.*] [*.*] [*.*] of the [*.*], with such [*.*] being structured by agreement of the Parties or, if agreement cannot be reached, as directed by the arbitrator engaged in accordance with this ARTICLE 4. Any such [*.*] will provide for the [*.*] of [*.*] on the [*.*] [*.*] therein, and the Parties (if the dispute is resolved informally) or the arbitrator (if the dispute is resolved [*.*]), will make the [*.*] regarding [*.*] of such [*.*] amounts plus interest. In addition to the [*.*], EDS will continue to make payment to BancTec of all amounts not in dispute in accordance with this Agreement. If EDS fails to [*.*] [*.*] [*.*] or to otherwise continue to make payment to BancTec in accordance with this Agreement of all amounts not required to be so [*.*], BancTec may apply to any court of competent jurisdiction to seek injunctive relief for such failure and will have the right to terminate this Agreement in accordance with Section 5.1.

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        4.5    Termination Fees    [*.*] shall [*.*] [*.*] [*.*] and [*.*] [*.*] in [*.*] [*.*] to the [*.*] and other [*.*] [*.*] set forth in the [*.*] (regardless of the terminology used to describe same) that are [*.*] by [*.*] from a [*.*] who [*.*] its [*.*] prior to the [*.*] of its [*.*] for [*.*] [*.*] [*.*] [*.*] a [*.*] of [*.*] [*.*] under this [*.*]; provided, however, that only such [*.*] and [*.*] [*.*] that [*.*] to the [*.*] [*.*] of [*.*] will be [*.*] to [*.*] [*.*] to this [*.*]. [*.*] shall, with [*.*] from and [*.*] with [*.*], in [*.*] [*.*] [*.*] of [*.*] [*.*] [*.*] and [*.*] [*.*] from its [*.*]. Notwithstanding the foregoing, to the [*.*] that a [*.*] so [*.*] its [*.*] [*.*] to the applicable [*.*] for the [*.*] [*.*] from which [*.*] is [*.*] to that [*.*], [*.*] and [*.*] will [*.*] [*.*] their [*.*] [*.*]/[*.*] [*.*] and [*.*] to [*.*] with respect to that [*.*] [*.*]. The [*.*] will be [*.*] [*.*] the [*.*] in accordance with each [*.*] [*.*] of [*.*]/[*.*] [*.*] and [*.*] as compared to the [*.*] [*.*] [*.*]/[*.*] [*.*] and [*.*].

        4.6    Taxes.    The provisions of this Section shall survive the Term or termination of this Agreement for any reason.

        (a)    BancTec's Responsibilities.    Except as otherwise provided in this Agreement or an Authorization Letter, BancTec will be responsible for any Taxes imposed on BancTec's acquisition of items acquired and used by BancTec in the course of producing the Services to EDS; provided, however, that this Section 4.6 shall not relieve EDS of its responsibility and liability for Taxes under Section 4.6, which are imposed on any transfer or lease by EDS to BancTec, or use by BancTec, of such items.

        (b)    EDS' Responsibilities.    Unless EDS provides BancTec with a valid and applicable exemption certificate, there will be added to any charges under this Agreement, or there will be separate billing for, and EDS shall bear the cost of and will pay to BancTec, or reimburse BancTec for, any and all Taxes arising from, assessed, claimed or imposed on this Agreement, the transactions arising hereunder or thereunder, the charges payable hereunder or thereunder, the Services or the provision, license or sale thereof or software, equipment, materials, property or other resources provided hereunder or thereunder or used in connection herewith or therewith; provided, however, that EDS' obligations hereunder with respect to Taxes will not apply to any income taxes that are based on or measured by BancTec's net income. For purposes of this Agreement, "Taxes" means any present or future U.S. federal, state, local, foreign or provincial taxes, assessments, claims, permits, fees and other charges of any kind, however designated, assessed, charged or levied now or hereafter, including without limitation sales, use, property, ad valorem, gross receipts, excise, transaction, goods and services, value-added or similar taxes, COFINS, ISS, PIS and other taxes, assessments, claims, permits, fees or amounts in whatever nature or in lieu thereof, and interest imposed in connection therewith.

        (c)    Reports and Returns.    All reports and returns required to be filed with regard to Taxes will be prepared and timely filed by the Party required by the applicable taxing authority to file such reports and returns. If BancTec takes a position on any form, in any return, on audit or otherwise on behalf of EDS, or at EDS' request, EDS will bear the cost of and pay BancTec, or reimburse BancTec for the payment of, any and all expenses and liabilities, including without limitation Taxes, interest, penalties, costs, reasonable attorneys' and accountants' fees and other expenses or disbursements arising out of, attributable to or in connection with any audit or contest of such Taxes, or any claim or assessment claimed by any taxing authority.

        (d)    Minimization of Taxes.    The Parties will reasonably cooperate in the minimization of Taxes to the extent legally permissible. The Parties agree that, for state and local sales and use tax purposes, the amounts payable under this Agreement will be audited, where permissible, by the applicable taxing authority as part of BancTec's state and local sales and use tax audits, but EDS will pay, or reimburse BancTec for, any and all Taxes assessed under the audits.

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        (e)    Tax Audits.    If any claim is made or liability asserted by notice to or commencement of proceedings against BancTec for any Taxes as to which EDS has a payment obligation pursuant to this Section 4.6, BancTec will notify EDS of such claim or liability in writing and will furnish EDS with copies of the claim or notice of liability and all other applicable writings received from the applicable taxing authority. Within 15 days of EDS' receipt of notice from BancTec of such claim or liability, but not later than three business days before the date required to timely file any documents with the applicable taxing authority, EDS may request that BancTec contest such claim or liability. If (i) requested by [*.*], (ii) a [*.*], [*.*] [*.*] and (iii) [*.*] determines that such [*.*] will [*.*] [*.*] in any [*.*] [*.*] to [*.*] (or any of its [*.*]), [*.*] will, in [*.*] and at [*.*] [*.*] and [*.*] (including [*.*] by [*.*] to [*.*] of all [*.*] [*.*] and [*.*] [*.*], including [*.*] [*.*] and [*.*] [*.*]), [*.*] the [*.*] or [*.*]. Notwithstanding the foregoing, at any [*.*], whether [*.*] or [*.*] [*.*] any [*.*] or [*.*] under this [*.*], [*.*], in its [*.*] [*.*], may [*.*] to [*.*] such [*.*] or [*.*] with [*.*] to [*.*] or [*.*] [*.*] of a [*.*] or [*.*], or [*.*] may [*.*] such [*.*] or [*.*] [*.*] [*.*] [*.*] in [*.*] with this [*.*]; provided, however, that in such instance, [*.*] will be [*.*] of its [*.*] to [*.*] [*.*] with respect to the claim or liability or such portion thereof, as the case may be.

        (f)    Choice of Countries for Payment.    Where Services are produced by BancTec in the same country as that of use by EDS or an Affiliate of EDS, then invoicing and payment shall be by and between such local country entities of the Parties in such local country currency, unless otherwise agreed to by the Parties in writing. Notwithstanding anything in this Agreement to the contrary, in cases where Products and/or Services are provided, sold or leased by BancTec in a different country then that of use by EDS or an Affiliate of EDS, at BancTec's sole option and direction, such Services and/or Products will be paid by EDS or an Affiliate of EDS in the currency of the country or region in which the Services and/or Products are to be used by EDS or its Affiliate, or in the United States in U.S. dollars; provided that all currency calculations shall be based on the pricing in U.S. dollars.

ARTICLE 5
TERMINATION

        5.1    Termination for Cause.    Except as provided below by the Section of this Agreement titled "Termination for Non-Payment", in the event that either Party materially (which can include a pattern of repeated defaults which together constitutes a material default) in the performance of any of its duties or obligations set forth in this Agreement, and such default is not substantially cured within [*.*] ([*.*]) [*.*] after written notice, specifying the default, is given to the defaulting Party, then the Party not in default may, by giving written notice thereof to the defaulting Party, terminate this Agreement.

        5.2    Termination for Convenience or Change of Control.    EDS shall have the right after completion of [*.*] ([*.*]) [*.*] from the Effective Date to terminate this Agreement for convenience, by then providing at any time at [*.*] [*.*] ([*.*]) [*.*] prior written notice to BancTec. In addition, EDS shall have the right to terminate this Agreement upon [*.*] ([*.*]) [*.*] prior written notice at any time in the event of a change of Control of BancTec to an EDS Competitor; provided that EDS gives such notice [*.*] [*.*] ([*.*]) [*.*] of becoming aware of such change of Control. If EDS elects to terminate this Agreement for convenience, EDS shall pay to BancTec all amounts incurred for Services up to the termination date plus termination fees equal to the lesser of either (a) [*.*] or (b) [*.*] [*.*] [*.*] [*.*], [*.*] and [*.*] for [*.*] [*.*] [*.*], ongoing [*.*] [*.*], [*.*] [*.*] [*.*] [*.*], [*.*], [*.*] and [*.*] not yet [*.*] and any other [*.*], [*.*], [*.*] [*.*], [*.*] and [*.*] [*.*] incurred by [*.*] as a [*.*] of such [*.*].

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        5.3    Termination for Insolvency or Bankruptcy.    Either Party may immediately terminate this Agreement by giving written notice to the other Party in the event of (a) the liquidation of the other Party, (b) the appointment of a receiver or similar officer for the other Party, (c) an assignment by the other Party for the benefit of all or substantially all of its creditors, (d) entry by the other Party into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or (e) the filing of a meritorious petition in bankruptcy by or against the other Party under any bankruptcy or debtors' law for its relief or reorganization, which is not dismissed within one hundred eighty (180) days if such filing is for reorganization.

        5.4    Termination for Non-Payment.    BancTec may terminate this Agreement if EDS fails to pay when due any amounts due (other than those properly disputed in accordance with Section 4.4) and such failure continues for a period of [*.*] ([*.*]) [*.*] after the last day payment is due, so long as BancTec gives EDS written notice of the expiration date of the aforementioned [*.*] ([*.*]) [*.*] period at least [*.*] ([*.*]) [*.*] prior to the expiration date.

        5.5    Effect of Termination.    BancTec shall, upon EDS' request during the Termination Assistance Period, provide the Termination Assistance Services at the rates then in effect for such services immediately prior to the expiration or termination of this Agreement. If the termination is under Section 5.4, BancTec shall have the right to require EDS, to pay BancTec's estimated charge monthly [*.*] [*.*] of the Services being provided. BancTec shall continue to meet the Service Level Agreements during the Termination Assistance Period; provided that BancTec shall not be responsible for any delays, actions, or omissions of EDS. For a [*.*] ([*.*]) [*.*] period after the expiration of the Termination Assistance Period, BancTec shall (a) answer questions from EDS regarding the Services on an "as needed" basis at BancTec's then standard billing rates and (2) deliver to EDS any remaining EDS-owned reports and documentation still in BancTec's possession. As part of the termination, [*.*] shall have the [*.*] to [*.*] any [*.*] of the [*.*] being [*.*] by [*.*] [*.*] for the [*.*] of [*.*] the [*.*] to [*.*] from [*.*] at [*.*] then [*.*] [*.*].

ARTICLE 6
LIABILITIES

        6.1    General Limitation of Liability.    The liability of each Party to the other for all damages arising out of or related to this Agreement, regardless of the form of action that imposes liability, whether in contract, equity, negligence, intended conduct, tort or otherwise, will be limited to and will not exceed in the aggregate for all claims, actions and causes of action of every kind and nature, the [*.*] of [*.*] [*.*] by [*.*] for the [*.*] ([*.*]) [*.*] [*.*] the event that gave rise to such claim under this Agreement; provided, however, that if such liability is a result of a breach of Section 19.4, such time period shall be [*.*] ([*.*]) [*.*].

        6.2    Limitation on Other Damages.    In no event will the measure of damages payable by either Party include, nor will either Party be liable for, any amounts for loss of data, revenue, business, income, profit or savings or indirect, incidental, consequential, exemplary, punitive or special damages of any party, including third parties, even if such Party has been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed.

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        6.3    Exceptions to Limitations.    The limitations set forth in Sections 6.1 and 6.2 will not apply to the liability of either Party to the extent such liability results from (a) that Party's acts of intentional tortious conduct in the performance or nonperformance of its obligations under this Agreement, (b) that Party's nonperformance of its payment obligations to the other (and the respective Taxes of each Party) expressly set forth in this Agreement (including, with respect to [*.*], [*.*] [*.*] to [*.*] [*.*] for any [*.*] [*.*] by [*.*] to [*.*] [*.*] to [*.*] for [*.*] [*.*] to [*.*] the [*.*] [*.*] and [*.*] [*.*] to [*.*] the [*.*] and [*.*] [*.*]), (c) BancTec's intentional refusal to perform all or substantially all of the Services; provided, however, that BancTec may exercise its termination right under this Agreement in good faith and such exercise will not constitute an intentional refusal to perform, and (d) each Party's indemnification obligations under ARTICLE 15 (except for Sections 15.1(c) and 15.1(d)) with respect to Actions brought by third parties.

        6.4    Duty to Mitigate.    Each Party has a duty to mitigate the damages that would otherwise be recoverable from the other pursuant to this Agreement by taking appropriate and reasonable actions to reduce or limit the amount of such damages.

        6.5    Acknowledgment.    The Parties expressly acknowledge that the limitations and exclusions set forth in this ARTICLE 6 have been the subject of active and complete negotiation between the Parties and represent the Parties' agreement taking into account each Party's level of risk associated with the performance or nonperformance of its obligations under this Agreement and the payments and other benefits to be derived by each Party hereunder. The provisions of this ARTICLE 6 will survive the expiration or termination of this Agreement for any reason.

        6.6    Settlement of Claims.    If EDS settles any claims with Customers under any Customer Contracts, the Parties shall resolve any changes in Services or Service Level as a result of such settlements pursuant to the Change Management Control Process. Any dispute between the Parties regarding the Change Management Control Process shall be handled pursuant to ARTICLE 17. Further, [*.*] shall not be [*.*] to [*.*] or [*.*] [*.*] for any [*.*] of [*.*] to meet [*.*] under the [*.*] without [*.*] [*.*] [*.*] in the [*.*] with the [*.*] and providing [*.*] a [*.*] [*.*] to present its [*.*] to [*.*] and, with [*.*] [*.*], the [*.*].

ARTICLE 7
CUSTOMER CONTRACTS

        7.1    Relations with EDS.    BancTec shall be provided direct contact with appropriate EDS management for each Customer Contract and shall have the right to contact such persons at any time for any reason. If a dispute arises with a Customer under a Customer Contract, BancTec may, with EDS approval, take the lead in managing the dispute with the customer contact and handle the specific dispute arising out of the Customer Contract; provided however that BancTec shall have primary responsibility on any Actions arising out of the performance of the Services.

        7.2    Discussions on Expansion or Renewals.    Any Material changes in the scope of the Services or Service Level Agreements as a result of new or expanded services and Customers' renewals or extensions of Customer Contracts with EDS will be handled between the Parties according to the Change Management Control Process. "Material" for the purposes of this Section 7.2 shall mean having a negative impact upon BancTec's financial model and operational resource requirements for the Services.

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        7.3    Termination of Customer Contracts.    If either Party has actual knowledge of any default by any Customer under any Customer Contract, then that Party shall notify the other Party of such default. EDS shall be responsible for all decisions regarding termination of Customer Contracts and shall remain responsible for the payments to BancTec set forth in ARTICLE 4 for Services rendered prior to the date of termination, [*.*] of the [*.*] of [*.*] by [*.*] to [*.*].

ARTICLE 8
EQUIPMENT AND FACILITIES

        8.1    Equipment.    EDS hereby sells all right, title and interest in and to all of the Equipment located at the EDS Operations Centers that are suitable for use in the scope of the Services to BancTec as of the Effective Date for the sum of [*.*] and [*.*] ([*.*]). BancTec shall remit the amount due for the Equipment to EDS in one payment no [*.*] [*.*]. The Equipment shall be delivered to BancTec at its current location as of the Effective Date. If any of the Equipment is leased, EDS shall be responsible for acquiring all necessary consents for the transfer of any leases of such Equipment to BancTec under the existing terms, if BancTec so desires. All Equipment currently being used in the EDS Operations Centers shall be provided in good working order, normal wear and tear accepted.

        8.2    Equipment Warranties.    EDS shall transfer and convey to BancTec, to the extent possible, all manufacturer warranties on the Equipment.

        8.3    Maintenance Contracts on Equipment.    Subject to any applicable confidentiality obligations, EDS shall provide BancTec with complete and accurate copies of all maintenance contracts on the Equipment and shall to the extent possible assign them to BancTec.

        8.4    Facilities.    In conjunction with the Services to be provided by BancTec under this Agreement, the Parties have executed subleases for the EDS Operations Centers as attached in Schedule 8.4. The Parties acknowledge that BancTec's occupancy and use of such facilities and the final sublease documentation shall be expressly subject to (i) the terms and conditions of the respective underlying Leases and the consent of each respective EDS landlord for the applicable facility and (ii) any security requirements set forth in the Customer Contracts.

ARTICLE 9
EMPLOYEES

        9.1    [*.*] and [*.*].    [*.*] will, with [*.*] [*.*], consider for [*.*] the [*.*] at each [*.*] [*.*] at least [*.*] ([*.*]) [*.*] [*.*] to the [*.*] [*.*] for such [*.*]. The [*.*] of any [*.*] [*.*] by [*.*] shall be as of the [*.*] for such [*.*]. As to the other [*.*] [*.*] currently [*.*] [*.*] and listed on [*.*], EDS shall make [*.*] and [*.*] shall have the [*.*], at its [*.*], to [*.*] and [*.*] such [*.*] from [*.*] in accordance with the [*.*]. With respect to any such [*.*] [*.*]who, during the [*.*], is not [*.*] at [*.*] or is on [*.*], including [*.*], [*.*],[*.*], [*.*], or [*.*] such [*.*] shall [*.*] an [*.*] of [*.*] until such [*.*] [*.*] to [*.*], with [*.*] [*.*] or other [*.*] [*.*] [*.*] that such [*.*] may [*.*] [*.*] or [*.*] [*.*] [*.*] [*.*]. If such [*.*] [*.*] to [*.*] within [*.*]([*.*])[*.*] after the [*.*] [*.*], [*.*] agrees that if it has an [*.*], [*.*] [*.*] at the [*.*] at which the [*.*] [*.*] [*.*] for [*.*], [*.*] will [*.*] and [*.*] such [*.*] for [*.*] in such [*.*] on the [*.*] [*.*] as the other [*.*] [*.*] [*.*] by [*.*]. If such an [*.*] [*.*] [*.*] [*.*] within such [*.*] ([*.*]) [*.*] [*.*], [*.*] shall be under [*.*] [*.*] to [*.*] such [*.*] hereunder. In any event, [*.*] agrees to use [*.*] [*.*] [*.*] to [*.*] any [*.*] that it may have in [*.*] the [*.*] at the [*.*] [*.*] [*.*] with the [*.*] [*.*] currently providing the [*.*] listed on [*.*]. During and after the [*.*], [*.*] shall be [*.*] [*.*] for the [*.*] or [*.*] of any [*.*] [*.*] that are not [*.*] by [*.*] and all [*.*] and [*.*] [*.*] therewith. To the limited extent necessary for the [*.*] to [*.*] the [*.*], [*.*] [*.*] [*.*] [*.*] [*.*] and other [*.*] [*.*] [*.*].

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        9.2    Hired Employees.    The terms and conditions of hiring by BancTec of the Hired Employees shall be according to BancTec's policies and procedures and benefit packages, including severance. BancTec will provide the following consideration for all Hired Employees:

        (a)    [*.*] [*.*] [*.*] [*.*]:    For purposes of [*.*] [*.*] and [*.*] under any of the [*.*] [*.*], and for [*.*] [*.*] for [*.*] and [*.*] [*.*], the [*.*] shall be [*.*] with [*.*] for their [*.*] of [*.*] with [*.*] or [*.*] [*.*] and which [*.*] of [*.*] [*.*] have heretofore used for such [*.*], all as appearing on the [*.*] kept by [*.*] (collectively, "[*.*]"), as provided to [*.*]. Notwithstanding anything to the contrary in this [*.*], the [*.*] shall be entitled to [*.*] that are no [*.*] [*.*] than [*.*] [*.*] to other [*.*] [*.*] who are [*.*] [*.*].

        (b)   [*.*] at [*.*]:    [*.*] shall [*.*] each [*.*] (i) a [*.*] [*.*] no [*.*] than each such [*.*] [*.*] as of the [*.*] of the [*.*], (ii) a [*.*] [*.*] of [*.*] ([*.*]) if the [*.*] [*.*] an [*.*] of [*.*] for a [*.*] [*.*] of [*.*] [*.*] [*.*] between the [*.*] and [*.*] has [*.*] the [*.*] of this [*.*] prior to the [*.*] [*.*] being [*.*] by [*.*] and (iii) [*.*], including [*.*], [*.*], [*.*], [*.*], [*.*], and [*.*] (collectively "[*.*] [*.*]") according to [*.*] [*.*] [*.*] as of the [*.*] [*.*]. [*.*] shall [*.*] [*.*] and [*.*] shall [*.*] [*.*] for the [*.*] [*.*] of [*.*] to each [*.*] pursuant to [*.*]. [*.*] shall disclose to [*.*] within [*.*] ([*.*]) [*.*] after the [*.*] the [*.*] for each [*.*] [*.*] currently performing [*.*] and shall [*.*] such [*.*], if at all, only in accordance with [*.*] [*.*] [*.*] and [*.*] until the [*.*].

        (c)   [*.*] all [*.*] to the [*.*]:    [*.*] shall [*.*] [*.*] [*.*], [*.*], and [*.*] for [*.*].

        (d)    Allow for [*.*] and [*.*] [*.*]:    As soon as practicable after the [*.*], [*.*] shall [*.*] the [*.*] to take [*.*] from the [*.*] [*.*] in accordance with the [*.*] [*.*] and [*.*] [*.*]. [*.*] shall accept [*.*] and [*.*] [*.*] pursuant to Code section [*.*] of [*.*] [*.*] [*.*] and [*.*] [*.*] [*.*] into the [*.*] [*.*] in accordance with the [*.*] of such [*.*] and [*.*] [*.*]. The [*.*] [*.*] shall (i) [*.*] that [*.*] shall be [*.*] to [*.*] therein as of their [*.*] of [*.*] of [*.*] with [*.*], and (ii) shall take into [*.*] the [*.*] and any [*.*] [*.*] [*.*] Past [*.*] with [*.*] for purposes of [*.*] and [*.*]. Nothing contained herein shall be [*.*] to [*.*] [*.*] to be [*.*] to [*.*] in [*.*] [*.*], if after [*.*] such [*.*] with [*.*], any such [*.*] do not meet [*.*] [*.*] [*.*].

        Notwithstanding the above, nothing contained herein shall [*.*] [*.*] to [*.*] [*.*] any [*.*] that are [*.*] than those set forth in [*.*] [*.*].

        9.3    [*.*] [*.*] [*.*].    Upon [*.*], [*.*] shall [*.*] for and [*.*] the [*.*] of the [*.*] and all [*.*] and [*.*] [*.*] of its other [*.*] and shall [*.*] all [*.*], [*.*], and [*.*] (such as, but not [*.*] to, [*.*] [*.*]) which an [*.*] is required to [*.*] relating to the [*.*] of [*.*]. [*.*] shall [*.*] be [*.*] to [*.*] or to any [*.*] for [*.*] [*.*] to [*.*] its [*.*], [*.*], or [*.*]. [*.*] shall [*.*], [*.*] and [*.*] [*.*] [*.*] [*.*] and [*.*] all such [*.*], [*.*] and [*.*] and will [*.*] with all [*.*] [*.*], including the [*.*] of all [*.*] [*.*] and [*.*].

        9.4    [*.*] [*.*] [*.*] ..    [*.*] shall be [*.*] for [*.*] [*.*] of the [*.*] and all [*.*] and [*.*] [*.*] of its [*.*] [*.*] and shall [*.*] all [*.*], [*.*], and [*.*] (such as, but not [*.*] to, [*.*]) which an [*.*] is [*.*] to [*.*] relating to the [*.*] of [*.*]. [*.*] shall [*.*] be [*.*] to [*.*] or to any [*.*] for [*.*] [*.*] [*.*] [*.*] its [*.*], [*.*], or [*.*]. [*.*] shall [*.*], [*.*] and [*.*] [*.*] [*.*] [*.*] and [*.*] all such [*.*], [*.*] and [*.*] and will [*.*] with all [*.*] [*.*], including the [*.*] of all [*.*] and [*.*].

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ARTICLE 10
REQUIRED CONSENTS

        10.1    Customer and Landlord Consents.

        (a)   EDS shall, with reasonable assistance from BancTec as requested, obtain any and all Customer consents required under the Customer Contracts within sixty (60) days of the Effective Date. Subject to the provisions of Section 6.1, any Losses arising due to EDS' failure to obtain such consents shall be EDS' responsibility and EDS shall reimburse BancTec for any and all Losses due to such failure. Notwithstanding the above, if despite Commercially Reasonable Efforts, [*.*] does not [*.*] the [*.*] from [*.*] [*.*] this [*.*] ([*.*]) [*.*] [*.*], [*.*] will, in lieu of [*.*] [*.*], [*.*] [*.*] from the existing [*.*] to [*.*] [*.*] for all [*.*] [*.*] until such [*.*] is [*.*] from [*.*]. Until the conversion is complete, the Parties will mutually agree what changes, if any, are necessary to the Transition Plan and to the Cutover Dates. EDS will, in accordance with Section 4.2(b), pay BancTec the costs BancTec incurs as a result of not [*.*] from the [*.*] and [*.*] [*.*] by [*.*] to [*.*] and [*.*] the [*.*] until the [*.*].

        (b)   EDS, with reasonable assistance from BancTec, shall use Commercially Reasonable Efforts to obtain any and all consents required under the Leases at least sixty (60) days prior to the Cutover Date for each of the EDS Operations Centers. Despite Commercially Reasonable Efforts, in the event EDS can not obtain consent from the landlords at any of the EDS Operations Centers, BancTec may, at its option, introduce new customers to EDS for purposes of EDS entering new customer contracts with them provided (1) BancTec participates in the contract discussions and sets the pricing of related volumes for these new customers, (2) the terms and conditions of this Agreement shall apply between EDS and BancTec except all net profits from the remittance processing services performed by BancTec shall flow through to BancTec and (3) EDS and the new customer can reach mutual agreement on the terms and conditions of the written contract between EDS and such new customer. EDS agrees to use Commercially Reasonable Efforts to reach an agreement with the new customers introduced by BancTec.

        (c)   In the event that obtaining the landlord consents for one or more of the subleases requires BancTec to incur additional unplanned lease expenses at higher lease rates than the current EDS Operation Center(s) rates, and/or in the event that one or more of the subleases are not consented to by the landlord at least [*.*] ([*.*]) [*.*] prior to the Cutover Date(s) and such failure to obtain consent results in BancTec having to incur additional expenses for rental costs, securing and/or relocating to alternative facilities, EDS will reimburse BancTec for such expenses up to an amount of [*.*]. BancTec will be responsible for any amounts over [*.*], and EDS shall have no further financial responsibility or liability to BancTec with respect to securing and relocating to alternative facilities provided EDS uses Commercially Reasonable Efforts to obtain consent from the landlords. Both Parties agree that any other material changes that occur as a result of failure to obtain a landlord's consent shall be addressed through the Change Management Control Process.

        (d)   Prior to BancTec's provision of any services to other third party BancTec customers at the EDS Operations Center(s), BancTec shall notify EDS of its intent and the Parties shall expeditiously work together to accommodate BancTec's desire to provide services to other third parties. BancTec shall reimburse EDS for any additional costs that may be incurred by EDS as a result of BancTec providing services to such customers. After the initial notification for each EDS Operations Center, BancTec shall not be required to notify EDS when it intends to provide services to additional customers at the EDS Operations Center(s) unless providing such services will result in physical changes with regard to any space being shared by BancTec and EDS.

[*.*]
Confidential treatment requested: Information for which confidential treatment has been requested is omitted and is noted with "[*.*]." An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

        10.2    Other Consents.    EDS shall acquire all other necessary consents required under any software licenses, system access agreements or other agreements relating to the use and access to EDS' or Customers' systems required for BancTec's performance of the Services.

ARTICLE 11
INTELLECTUAL PROPERTY RIGHTS

        11.1    Ownership of Intellectual Property.    Except for the rights expressly granted in this Agreement, this Agreement does not transfer from BancTec to EDS any BancTec Technology, and all right, title and interest in and to BancTec Technology will remain solely with BancTec. Except for the rights expressly granted in this Agreement, this Agreement does not transfer from EDS to BancTec any EDS Technology, and all right, title and interest in and to EDS Technology will remain solely with EDS. BancTec and EDS each agrees that it will not, directly or indirectly, reverse engineer, decompile, disassemble or otherwise attempt to derive source code or other trade secrets from the other Party or from any Customer. Although not contemplated, if discrete development projects are undertaken by BancTec to develop intellectual property, EDS shall own the EDS Technology developed; provided however that EDS shall provide BancTec with a worldwide, royalty-free license to use the EDS Technology during the Term for the purpose of providing the Services.

        11.2    Residuals.    Subject at all times to BancTec's confidentiality obligations set forth in this Agreement, BancTec will not be prohibited or enjoined at any time by EDS from utilizing any knowledge or skills of a general nature acquired during the course of providing the Services, including, without limitation, information publicly known or available or that could reasonably be acquired in similar work performed for another customer of BancTec.

        11.3    Rights to BancTec Technology.    BancTec hereby grants to EDS a nonexclusive, royalty-free license, during the Term, to use the BancTec Technology solely for purposes of using and receiving the Services. EDS shall have no right to use the BancTec Technology for any purpose other than as beneficiary of the Services.

        11.4    Rights to EDS Technology.    EDS agrees that if, in the course of performing the Services, it is necessary for BancTec to use EDS Technology, BancTec is hereby granted and shall have a nonexclusive, royalty-free license, during the Term, to use the EDS Technology solely for the purposes of delivering the Services to EDS and the Customers. BancTec shall have no right to use the EDS Technology for any purpose other than providing the Services.

ARTICLE 12
QUEUE—SYSTEM SOFTWARE

        12.1    License Terms.    EDS hereby grants BancTec a perpetual, unlimited, royalty-free license to EDS' Queue System Software for use by BancTec employees and allowed subcontractors. Such license may be transferred only to Affiliates of BancTec. EDS shall deliver a copy of the Queue System Software to BancTec within 10 days of the Effective Date of this Agreement.

        12.2    Derivative Works.    BancTec shall have the right to modify, enhance and create derivative works to the Queue System Software and BancTec shall own all intellectual property rights in such modifications, enhancements and derivative works and shall provide EDS with a perpetual, unlimited, worldwide, royalty-free, transferable license to same.

        12.3    Support and Maintenance.    EDS shall provide BancTec, during the Term at no additional cost, a copy of the object and source code of all EDS updates, modifications, enhancements, derivative works, documents and training materials to the Queue System Software that may be made by or on behalf of EDS. EDS shall further make reasonably available the subject matter experts on the Queue

System Software to assist BancTec in any operational efforts that it may have in connection with the use and transition or conversion from the Queue System Software to other processes or products.

ARTICLE 13
RELATIONSHIP MANAGEMENT

        13.1    Governing Bodies.    The purpose of this Section 13.1 is to describe the mechanism for the Parties to work together regarding operational and planning activities connected with this Agreement. This Section 13.1 describes (a) each Party's designees to administer this Agreement, (b) the communication interfaces between EDS and BancTec, and (c) the specific roles and responsibilities of each designee. Either Party may change its designee for a given role as described in this Section 13.1 by providing the other Party with at least, when reasonably possible, fifteen (15) days prior written notice of such change.

        13.2    Executive Council.    Each Party shall designate its own Executive Sponsor, Account Executive and appropriate business executives who together shall constitute the Executive Council. The operations of the Executive Council shall be the responsibility of both Parties. The designees as of the Effective Date are:

EDS Designee	Title	Incumbent
Executive Sponsor		[*.*]
Account Executive		[*.*]

BancTec Designee	Title	Incumbent
Executive Sponsor		[*.*]
Account Executive		[*.*]

        13.3    Executive Council Meetings.    The Executive Council shall meet at least quarterly or as required. It shall set direction and resolve issues that cannot be resolved by each of the Joint Operations Leadership Teams as defined in Section 13.4 below. Additionally, the Executive Council will (a) communicate EDS' business direction, goals, objectives, and planning assumptions to BancTec as they relate to the provision of the Services, (b) resolve issues raised by the Joint Operations Leadership Team, (c) facilitate execution of any approved change orders; and (d) address and resolve any and all issues related to personnel and other obligations of the Parties during the transition period. The Parties recognize that during the transition period it may be necessary for the Executive Council to meet on an expedited and more frequent basis to address the issues arising during transition on a timely basis.

[*.*]
Confidential treatment requested: Information for which confidential treatment has been requested is omitted and is noted with "[*.*]." An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

        13.4    Joint Operations Leadership Team.    A Joint Operations Leadership Team shall be established for the Services and it shall report to the Executive Council. The Joint Operations Leadership Teams shall meet routinely to perform the following: (a) review and act on Service delivery and performance requirements, priorities, metrics, and new requests, (b) approve the actions required to resolve Service delivery issues, (c) provide input to the Executive Council as necessary, (d) address activities required to improve or modify Service performance, and (e) estimate and plan for resource requirements based on user and business Service demand.

        13.5    Joint Operations Leadership Team Meetings.    Within 30 days after the Effective Date, the Parties shall determine an appropriate set of meetings to be held for the Joint Operations Leadership Team. BancTec shall prepare and circulate an agenda sufficiently in advance of each such meeting to give participants an opportunity to prepare for the meeting. BancTec shall incorporate into such agenda items that EDS desires to discuss. At EDS's request, BancTec shall prepare and circulate minutes promptly after a meeting.

ARTICLE 14
REPRESENTATIONS AND WARRANTIES

        14.1    EDS Representations and Warranties.    EDS represents and warrants to BancTec that the statements contained in this Section 14.1 are true, correct, complete and not misleading as of the Effective Date.

        (a)    Organization of EDS.    EDS is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and is qualified to transact business in the jurisdictions affected by this Agreement.

        (b)    Authority to Execute Agreement.    EDS has full power and authority including full corporate power and authority to execute and deliver this Agreement. This Agreement constitutes the valid and legally binding obligation of EDS, enforceable in accordance with its terms and conditions. EDS has the absolute right and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement.

        (c)    Noncontravention.    Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby shall violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which EDS is subject.

        (d)    Brokers' Fees.    EDS has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which BancTec could become liable or obligated.

        (e)    Customer Contracts.    To the best of its knowledge (i) EDS has delivered to BancTec a correct and complete copy of the Customer Contracts and Leases as of the Effective Date, including all material correspondence related thereto and (ii) with respect to each such agreement:

            (i)  the Customer Contracts and Leases are legal, valid, binding, enforceable, and in full force and effect except that [*.*] of [*.*] has notified EDS that it will terminate its Customer Contract with EDS prior to the end of its term on or about March 31, 2006;

           (ii)  the Customer Contracts (including their associated files) contain a true and accurate representation of the conditions of Service as of the Effective Date, except that the contracts for [*.*], [*.*] and [*.*] are not attached to this Agreement as complete copies of such Customer Contracts have not been located as of the Effective Date; and

          (iii)  no party has notified EDS of (1) a claim that it is in material breach or default that would have a material adverse impact on such agreement or (2) repudiated of any provision of the Customer Contracts;

          (iv)  there are no claims or notices of claims regarding offsets, complaints, penalties or assessments outstanding in relation to any of the Customer Contracts that would have a material adverse impact on such; and

        (f)    Disclosure.    The representations and warranties contained in this Section do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section not misleading.

        14.2    BancTec Representations and Warranties.    BancTec represents and warrants to EDS that the statements contained in this Section are true, correct, complete and not misleading as of the Effective Date.

        (a)    Organization of BancTec.    BancTec is a corporation, duly organized, validly existing, and in good standing under the laws of Delaware and is qualified to transact business in Texas.

        (b)    Authorization of Transaction.    BancTec has full power and authority including full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of BancTec, enforceable in accordance with its terms and conditions. BancTec has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

        (c)    Noncontravention.    Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby shall violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which BancTec is subject or any provision of its charter or bylaws.

        (d)    Brokers' Fees.    BancTec has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which EDS could become liable or obligated.

[*.*]
Confidential treatment requested: Information for which confidential treatment has been requested is omitted and is noted with "[*.*]." An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

        (e)    Services in General.    In connection with the performance of any Services pursuant to this Agreement:

            (i)  BancTec warrants that Employees shall have sufficient skill, knowledge, and training to perform Services and shall perform such Services in a professional and workmanlike manner. Further, BancTec warrants that it will provide sufficient Employees to complete the Services ordered within the applicable time frames established pursuant to this Agreement or as set forth in the Service Level Agreements.

           (ii)  BancTec warrants that all regular, full time employees utilized by BancTec in performing Services are under a written obligation to BancTec requiring Employee to maintain the confidentiality of information of BancTec's Customers, and if such Employee is not a full-time Employee whose work is considered a "work for hire" under Section 101 of the United States Copyright Code, to assign all of Employee's right, title, and interest to BancTec in and to any work product which is developed, prepared, conceived, made, or suggested by such Employee while providing Services on behalf of BancTec.

ARTICLE 15
INDEMNIFICATIONS

        15.1    BancTec Third Party Indemnification.    BancTec hereby agrees to indemnify, defend and hold harmless EDS and its officers, directors, employees and Affiliates ("EDS Indemnitees") from and against any and all costs, liabilities, losses, and expenses (including, but not limited to, reasonable attorneys' fees) (collectively, "Losses") resulting from any claim, suit, action, or proceeding (each, an "Action") brought by any third party against any EDS Indemnitees, to the extent that such Action arises out of the fact that or alleges that:

        (a)   BancTec has violated the intellectual property rights of any third party in the performance of the Services under this Agreement;

        (b)   EDS implemented unlawful instructions of BancTec to EDS with respect to operational resources during the transition period; provided however that if the EDS personnel knew that such actions were unlawful in which case such indemnity shall not apply;

        (c)   BancTec employees and/or subcontractors performed Services negligently after the Effective Date;

        (d)   BancTec has failed to perform the Services or meet the Service Level Agreements in the Customer Contracts after the Cutover Date;

        (e)   BancTec's actions give rise to a claim relating to the employment or termination of any BancTec employees, excluding any claims related to any issues arising due to EDS' prior acts while such individual was employed or contracted by EDS; or

        (f)    BancTec has violated the confidentiality of any Customer confidential information;

        (g)   BancTec's failure to perform the Services in accordance with the Service Level Agreements under any Customer Contract after the time that BancTec assumes all operational responsibility under the Transition Plan results in any service level credits or penalties becoming due.

        (h)   BancTec has failed to make any or all severance payments that are required to be paid by BancTec to BancTec's employees; or

        (i)    BancTec's actions give rise to a claim relating to the employment or termination of any BancTec employees; provided that such Action shall not apply to any claims arising out of EDS's actions while any Hired Employees were employees of EDS;

provided however that such Losses includes only those Losses: not attributable to the actions or omissions of EDS or any other third party except for BancTec subcontractors.

        15.2    EDS Third Party Indemnification.    EDS shall indemnify, defend and hold harmless BancTec and its officers, directors, employees and Affiliates ("BancTec Indemnitees") from and against any and all Losses resulting from any Action brought by a third party against any BancTec Indemnitees to the extent that such Action arises out of the fact that or alleges that:

        (a)   EDS did not have good and marketable title to all of the Equipment, free and clear of all security interests, liens or restrictions on transfer;

        (b)   EDS' performance prior to the date of this Agreement until such time as BancTec assumes all operational responsibility under the Transition Plan has violated the intellectual property rights of any third party;

        (c)   EDS failed to obtain Customer consents under Section 10.1 with respect to Customer Contracts;

        (d)   EDS's actions under any Customer Contract that prior to the time that BancTec assumes all operational responsibility under the Transition Plan results in any service credits, penalties, or other liabilities becoming due;

        (e)   EDS data center employees acted negligently prior to the Cutover Date;

        (f)    EDS's breach of any of the Customer Contracts other than from the failure of BancTec to perform the Services according to this Agreement, the Transition Plan, the Customer Contracts and the Service Level Agreements;

        (g)   EDS has failed to make any or all severance payments that are required to be paid by EDS to EDS' employees; or

        (h)   EDS' actions give rise to a claim relating to the employment or termination of any EDS employees; provided that such Action shall not apply to any claims arising out of BancTec's actions after hiring of the Hired Employees;

provided however that such Losses includes only those Losses: not attributable to the actions or omissions of BancTec or any other third party except for other EDS subcontractors.

        15.3    Mutual Indemnifications.    One Party shall indemnify, defend and hold harmless the other Party and its officers, directors, employees and Affiliates from any and all Losses resulting from:

        (a)   the failure of a Party to comply with all applicable laws including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments and all agencies thereof;

        (b)   the execution and the delivery of this Agreement, or the consummation of the transactions contemplated hereby causing, other than those for which consent has been obtained, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice under any Customer Contract, agreement, contract, lease, license, instrument, or other arrangement to which either Party is a party or by which it is bound to which any of its assets is subject or result in the imposition of any lien or encumbrance upon any of the Equipment;

        (c)   the failure of either Party to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement; or

        (d)   any act or omission of a Party or its employees, agents or representatives causes or results in (i) damage to or destruction of tangible property of the other Party or third parties and/or (ii) death or injury to person including, but not limited to, employees or invitees of either Party.

        15.4    Indemnification Procedures.    With respect to third-party claims the following procedures shall apply:

        (a)   Notice. Promptly after receipt by any entity entitled to indemnification under this Agreement of notice of the assertion or the commencement of any action, proceeding or other claim by a third party in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall promptly notify the indemnitor of such claim in writing and provide to the indemnitor, at the indemnitor's out of pocket expenses, reasonably available information requested in order to enable the indemnitor to make an informed decision as to whether the indemnity is appropriate. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within a reasonable period of time following receipt of written notice and the relevant reasonably available information from the indemnitee relating to any claim ("Notice Period"), the indemnitor shall notify the indemnitee in writing if the indemnitor acknowledges its indemnification obligation and elects to assume control of the defense and settlement of that claim (a "Notice of Election"). During the Notice Period, the indemnitee shall use Commercially Reasonable Efforts to extend the date on which a response to the claim is due until the indemnitor has provided its Notice of Election. The indemnitor shall be responsible for all costs and expenses related to such claim (including reasonable legal fees and disbursements and reasonable out-of-pocket costs of investigation and litigation) incurred by the indemnitee ("Costs and Expenses") during the Notice Period if the indemnitor is obligated to indemnify the indemnitee.

        (b)   Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election relating to any claim within the required Notice Period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph, the indemnitor shall not be liable to the indemnitee for any Costs and Expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor.

        (c)   Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election relating to a claim, or otherwise fails to acknowledge its indemnification obligation or to assume the defense of a claim, within the required Notice Period or fails to diligently defend the claim, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost, expense, and risk of the indemnitor, including payment of any judgment or award, the costs of settlement or compromise of the claim, and any other Costs and Expenses. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses, including payment of any judgment or award, costs of settlement or compromise of the claim, and Costs and Expenses. If it is determined that the indemnitor failed to defend a claim for which it was liable, the indemnitor shall not be entitled to challenge the amount of any settlement or compromise paid by the indemnitee.

ARTICLE 16
INSURANCE

        16.1    Insurance Coverage Requirements.    BancTec shall, at BancTec's sole expense, maintain the following insurance:

        (a)   Commercial General Liability Insurance including contractual coverage:

  The limits of this insurance for bodily injury and property damage combined shall be at least:

Each Occurrence Limit	[*.*]
General Aggregate Limit	[*.*]
Products-Completed Operations Limit	[*.*]
Personal and Advertising injury Limit	[*.*]

        (b)   Business Automobile Liability Insurance:

  Should the performance of this Agreement involve the use of automobiles, BancTec shall provide comprehensive automobile insurance covering the ownership, operation and maintenance of all owned, non-owned and hired motor vehicles. BancTec shall maintain limits of at least $1,000,000 per occurrence for bodily injury and property damage combined.

        (c)   Workers' Compensation Insurance:

  Such insurance shall provide coverage in amounts not less than the statutory requirements in the state where the work is performed, even if such coverages are elective in that state.

        (d)   Employers Liability Insurance:

  Such insurance shall provide limits of not less than [*.*] per occurrence

        (e)   Excess/Umbrella Liability Insurance:

  Such insurance shall provide additional limits of not less than [*.*] per occurrence in excess of the limits stated in (a), (b), and (d) above.

        (f)    Software and/or Hardware Errors and Omissions Liability Insurance, and/or Professional Liability Insurance: Such insurance shall, (a) cover the liability of BancTec by reason of any actual or alleged error, omission, negligent act or wrongful act of the BancTec committed in rendering or failing to render any Products or Services in accordance with this Agreement; the liability shall include damage to and loss of intangible property, including data lost or incorrectly transmitted or recorded; (b) provide limits of not less than [*.*] per occurrence; and (c) be maintained for a period of not less than two years after the expiration of this Agreement.

The insurance specified in (a), (b) and (e) above shall: (a) name EDS, its directors, officers, employees and agents as additional insureds, and, (b) provide that such insurance is primary coverage with respect to all insureds and additional insureds.

The above insurance coverages may be obtained through any combination of primary and excess or umbrella liability insurance. EDS may require higher limits or other types of insurance coverage(s) as necessary and appropriate under the applicable purchase order.

[*.*]
Confidential treatment requested: Information for which confidential treatment has been requested is omitted and is noted with "[*.*]." An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

BancTec shall provide at EDS' request certificates evidencing the coverages, limits and provisions specified above on or before the execution of the Agreement and thereafter upon the renewal of any of the policies. BancTec shall require all insurers to provide EDS with a thirty (30) day advanced written notice of any cancellation, nonrenewal or material change in any of the policies maintained in accordance with this Agreement.

ARTICLE 17
DISPUTE RESOLUTION

        17.1    Executive Council Dispute Resolution.    In the event of any dispute or disagreement between the Parties hereto with respect to the: (a) interpretation of any provision of this Agreement, or (b) performance by EDS or by BancTec hereunder, such matter shall be submitted to the Executive Council upon the written request of either Party, whose task it will be to meet for the purpose of endeavoring to resolve such dispute and/or to negotiate an adjustment to such provision of this Agreement. The Executive Council shall meet as often as the Parties reasonably deem necessary in order to discuss the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. The Executive Council will discuss the problem and/or negotiate in good faith in an effort to resolve the dispute or renegotiate the applicable section or provision of this Agreement without the necessity of any formal proceeding relating thereto. During the course of such negotiation, all reasonable requests made by one Party to the other for information will be honored in order that each of the Parties may be fully advised of the premises; provided however that such information and statements shall be deemed to be provided for settlement purposes only and shall not be admissible as statements against the interest of the Party. The specific format for such discussions will be left to the discretion of the Executive Council but may include the preparation of agreed upon statements of fact or written statements of position to the other Party. No action for the resolution of such dispute outside of these procedures shall be taken by either Party until one of the designated executives concludes in good faith that amicable resolution through continued negotiation of the matter in issue does not appear likely and so notifies the other Executive Council members in writing.

        17.2    Arbitration.    Except to the extent either Party is seeking injunctive relief, any disagreement, dispute, or controversy arising under this Agreement that cannot be resolved through private discussions between the Parties shall be settled exclusively and finally by arbitration. The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"). The arbitration proceeding shall take place in Dallas, Texas. The arbitration panel shall consist of one arbitrator selected according to the procedure set forth in the AAA Rules in effect on the date hereof. Discovery shall be allowed by the arbitrator but shall be limited so as to minimize the expense to and impact upon each Party. All discovery shall be guided by the Federal Rules of Civil Procedure. All issues concerning discovery upon which the Parties cannot agree shall be submitted to the arbitrator for determination. The fees and expenses incurred by the Parties or the arbitrator in connection with such arbitration shall be borne equally by the Parties hereto, or otherwise as the arbitrator determines. The arbitrator will not have the authority to award damages other than the type allowed by this Agreement. Judgment upon the award rendered by the arbitrator may be entered in and enforced by any court having jurisdiction thereof.

ARTICLE 18
AUDIT REQUIREMENTS AND RETENTION OF RECORDS

        18.1    Audit Rights.    BancTec will provide auditors and inspectors designated (in writing) by EDS, with reasonable access to the facilities supporting Services for the limited purpose of performing audits or inspections of BancTec's remittance processing business pertaining to the Services, at EDS' sole expense. BancTec shall also provide EDS with reasonable access to materials and information necessary to verify the accuracy of the fees charged EDS for the Services. BancTec will provide to such auditors and inspectors reasonable assistance; provided that such auditors shall be bound by confidentiality. BancTec will not be required to provide access to data of other BancTec clients.

        18.2    Financial Statements.    Upon request, BancTec will provide at no charge one copy of BancTec's' most recent published annual report or in the absence of such annual report a copy of BancTec's' audited financial statements to EDS.

        18.3    Contingency Planning.    The parties' responsibilities with respect to contingency planning will be as follows:

        (a)   BancTec will develop, maintain and, as necessary in the event of a disaster, execute business continuity and disaster recovery plans (the "BancTec Plans") for the BancTec locations from which BancTec provides Services hereunder (the "BancTec Processing Facilities") and will provide to EDS and its auditors and inspectors such access to review the BancTec Plan as EDS may reasonably request from time to time. BancTec will not be required to provide access to information of other BancTec Clients.

        (b)   EDS will develop, maintain and, as necessary in the event of a disaster, execute business continuity and disaster recovery plans (the "EDS Plans") as may be deemed appropriate for EDS's business including such Services as may be provided to EDS by BancTec.

        (c)   Upon EDS request, BancTec will provide summary reports of tests of the BancTec Plans or if commercially feasible invite EDS to participate in tests. EDS shall be responsible to assure that the EDS Plans are compatible with the BancTec Plans.

        18.4    Retention of Records.    BancTec shall establish and shall retain, for a period of [*.*] ([*.*]) years following the performance Services, records which adequately substantiate the applicability and accuracy of charges for such Services and related expenses to EDS.

        18.5    SAS 70 Audit.    BancTec agrees to promptly undergo a SAS 70 audit upon [*.*] ([*.*]) [*.*] written notice from EDS or a Customer at the sole expense of EDS; provided however that the first such audit shall not occur less than [*.*] ([*.*]) [*.*] after the Cutover Date for the applicable facility.

[*.*]
Confidential treatment requested: Information for which confidential treatment has been requested is omitted and is noted with "[*.*]." An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

ARTICLE 19
MISCELLANEOUS

        19.1    Binding Nature, Assignment and Subcontracting.    This Agreement shall be binding on the Parties and their respective successors in interest and assigns. BancTec shall not have the power to assign this Agreement without the prior written consent of EDS, which shall not be unreasonably withheld. BancTec shall have the right to subcontract or delegate any portion of its duties or obligations in performance of this Agreement to any third party without EDS' consent provided that BancTec shall remain fully responsible for complete performance of all of BancTec's obligations set forth in this Agreement and for any third party's compliance with the non-disclosure and confidentiality provisions set forth in this Agreement. Notwithstanding the above, if BancTec subcontracts or delegates all or substantially all of its duties or obligations of performance in this Agreement to any third party, BancTec shall (i) first obtain EDS' prior written approval, which shall not be unreasonably withheld, conditioned or delayed and (ii) remain fully responsible for complete performance of all of BancTec's obligations set forth in this Agreement and for any third party's compliance with the non-disclosure and confidentiality provisions set forth in this Agreement. Further, if the subcontract proposed by BancTec requires migration to another platform or a material adverse impact on the Customer, BancTec shall provide notice to EDS of such intentions and shall utilize Commercially Reasonable Efforts to mitigate the costs and expenses to the Customer associated with such required changes.

        19.2    Headings.    The Section headings used in this Agreement are for reference and convenience only and shall not enter into the interpretation hereof.

        19.3    Relationship of Parties.    BancTec is performing pursuant to this Agreement only as an independent contractor. BancTec has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed its obligations set forth in this Agreement, except as otherwise agreed upon by the Parties. Nothing set forth in this Agreement shall be construed to create the relationship of principal and agent between BancTec and EDS. BancTec shall not act or attempt to act or represent itself, directly or by implication, as an agent of EDS or its Affiliates or in any manner assume or create, or attempt to assume or create, any obligation on behalf of, or in the name of, EDS or its Affiliates.

        19.4    Confidentiality.    Each party acknowledges that in the course of performance of its obligations pursuant to this Agreement, it may obtain confidential and/or proprietary information of the other party or its affiliates or customers. "Confidential Information" includes: information relating to development plans, costs, finances, marketing plans, equipment configurations, data, access or security codes or procedures utilized or acquired, business opportunities, names of customers, research, and development; proprietary software, Customer information; the terms and conditions of this Agreement (provided that either Party may disclose the existence of and any reasonably necessary terms (excluding pricing and BancTec Technology) to Customers and prospective customers that are under obligations of confidentiality and such Confidential Information may only be disclosed in connection with the Party's possible provision of services to such Customers and prospective customers); any information designated as confidential in writing or identified as confidential at the time of disclosure if such disclosure is verbal or visual; and any copies of the prior categories or excerpts included in other materials created by the recipient party. Each party agrees that, for a period of [*.*] ([*.*]) [*.*], or as otherwise required under Customer Contract, following its receipt of Confidential Information from the other party or the other party's affiliates or customers, whether before or after the Effective Date, such recipient party shall use the same means it uses to protect its own confidential and proprietary information, but in any event not less than reasonable means to prevent the disclosure and to protect the confidentiality of the Confidential Information. Further, the recipient party shall only use the Confidential Information for purposes of this Agreement, and shall not disclose the Confidential Information without the prior written consent of the other party. This provision shall not apply to Confidential Information which is (i) already known by the recipient party without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of the recipient party, (iii) rightfully received from a third party (other than an affiliate or customer of the party owning the Confidential Information) without an obligation of confidentiality, (iv) disclosed without similar restrictions by the owner of the Confidential Information to a third party (other than an affiliate or customer of the party owning the Confidential Information), (v) approved by the party owning the Confidential Information, in writing, for disclosure, or (vi) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the recipient party provides the other party with timely prior written notice of such requirement.

        19.5    Media Releases.    Except for any announcement intended solely for internal distribution or any disclosure required by legal, accounting, or regulatory requirements beyond the reasonable control of a Party, all media releases, public announcements, or public disclosures (including, but not limited to, promotional or marketing material) by either Party or its employees or agents relating to this Agreement or its subject matter, or including the name, trade name, trade mark, or symbol of the other Party or any of the other Party's affiliates, shall be coordinated with and approved in writing by the other Party prior to the release thereof. Additionally, BancTec shall not represent directly or indirectly that any Service provided by BancTec to EDS has been approved or endorsed by EDS.

        19.6    Compliance with Laws    (a) Without limiting any specific provisions in the Customer Contracts, in the performance of Services or the provision of Services pursuant to this Agreement, BancTec shall comply with the requirements of all applicable laws, ordinances, and regulations of the United States or any state, country, or other governmental entity. This Section incorporates by reference all provisions required by such laws, orders, rules, regulations, and ordinances.

[*.*]
Confidential treatment requested: Information for which confidential treatment has been requested is omitted and is noted with "[*.*]." An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

        (b)   Without limiting the generality of the above paragraph, in order that EDS may comply with the Gramm-Leach-Bliley Act, Subtitle A of title V of the Act, entitled "Disclosure of Nonpublic Personal Information" (15 U.S.C. 6801 et seq.) with regard to third party service providers, BancTec shall ensure that it maintains appropriate safeguards for and treat as confidential and shall not disclose or otherwise make available any personal information related to any client of EDS, or any of its clients' customers, contained in BancTec's files (collectively, the "Private Information"), in any form, to any person other than to employees or consultants of BancTec, as may be necessary for BancTec to provide the Services hereunder. BancTec shall instruct those employees and consultants who have access to the Private Information to keep such Private Information confidential by using the same care and discretion that BancTec uses with respect to its own Confidential Information and trade secrets. BancTec shall comply with all current and future applicable regulatory implementations of the Gramm-Leach-Bliley Act (Pub. L. 106-102) and other applicable laws and regulations with regard to the Private Information. Without limiting subsection (a) above, upon the expiration or termination of this Agreement for any reason, BancTec shall destroy any and all copies of the Private Information that are in its possession, or at EDS's direction and at EDS's expense, return the EDS files containing the Private Information to EDS. In addition, in performing its duties and obligations under this Agreement, BancTec will comply, at its expense, with all applicable bylaws and operating regulations of credit card associations and American Express and Discover, as such bylaws and regulations may be amended or modified from time to time, including all applicable requirements of the Payment Card Industry Data Security Standard.

        (c)   BancTec represents and warrants that it is familiar with the terms and provisions of the U.S. Foreign Corrupt Practices Act (as amended, the "FCPA"), and further specifically agrees that it will comply with the FCPA. BancTec represents and warrants that BancTec is and will remain the record owner of each account specified by it for payments under this Agreement. No assignment by BancTec of funds under this Agreement to any person other than a recognized financial institution is permitted without the prior approval of EDS. BancTec shall inform EDS promptly if it becomes aware of any facts indicating that a violation of any of the requirements of this Section may have occurred. EDS may terminate this Agreement without penalty upon written notice to BancTec, in the event BancTec fails to comply with its obligations under this Section 19.6(c).

        19.7    Force Majeure.    The term "Force Majeure" shall be defined to include fires or other casualties or accidents, acts of God, severe weather conditions, strikes or labor disputes, war or other violence, or any law, order, proclamation, regulation, ordinance, demand, or requirement of any governmental agency.

        (a)   A Party whose performance is prevented, restricted, or interfered with by reason of a Force Majeure condition shall be excused from such performance to the extent of such Force Majeure condition so long as such Party provides the other Party with prompt written notice describing the Force Majeure condition and takes all reasonable steps to avoid or remove such causes of nonperformance and immediately continues performance whenever and to the extent such causes are removed.

        (b)   If, due to a Force Majeure condition, the scheduled time of delivery or performance is or will be delayed for more than thirty (30) days after the scheduled date, the Party not relying upon the Force Majeure condition may terminate, without liability to the other Party, the Services affected under particular Customer Contracts.

        19.8    Severability.    If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable, or void, then both Parties shall be relieved of all obligations arising under such provision, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If that is not possible, another provision that is legal and enforceable and achieves the same objective shall be substituted. If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

        19.9    Waiver.    Any waiver of this Agreement or of any covenant, condition, or agreement to be performed by a Party under this Agreement shall (a) only be valid if the waiver is in writing and signed by an authorized representative of the Party against which such waiver is sought to be enforced, and (b) apply only to the specific covenant, condition or agreement to be performed, the specific instance or specific breach thereof and not to any other instance or breach thereof or subsequent instance or breach.

        19.10    Notices.    Wherever one Party is required or permitted to give notice to the other pursuant to this Agreement, such notice shall be deemed given when delivered in hand, when mailed by registered or certified mail, return receipt requested, postage prepaid, or when sent by a third party courier service where receipt is verified by the receiving Party's acknowledgment, and addressed as follows:

        In the case of EDS:

    Electronic Data Systems Corporation
    5400 Legacy Drive
    Plano, Texas 75024
    Attn: Manager, Contracts Administration

        With copy to,

    Electronic Data Systems Corporation
    5400 Legacy Drive
    Plano, Texas 75024
    Attn: Client Delivery Executive, US Strategic Segments

        In the case of BancTec:

    BancTec, Inc.
    2701 E. Grauwyler Drive
    Irving, Texas 75061
    Attn: Vice President, Managed Services

        With copy to,

    Haynes and Boone, LLP
    901 Main Street, Suite 3100
    Dallas, Texas 75202-3789
    Attn: Milton B. Whitfield

Either Party may from time to time change its address for notification purposes by giving the other Party written notice of the new address and the date upon which it will become effective; first class, postage prepaid, mail shall be acceptable for provision of change of address notices.

        19.11    Survival of Terms.    Termination or expiration of this Agreement for any reason shall not release either Party from any liabilities or obligations set forth in this Agreement which (a) the Parties have expressly agreed shall survive any such termination or expiration, or (b) remain to be performed or by their nature would be intended to be applicable.

        19.12    Governing Law.    The rights and obligations of the Parties under this Agreement shall not be governed by the provisions of the 1980 United Nations Convention on Contracts of the International Sale of Goods. This Agreement will be governed by and construed in accordance with the laws of the

State of Texas without giving effect to any choice of law rules that may require the application of laws of another jurisdiction.

        19.13    Entire Agreement.    This Agreement constitutes the entire and exclusive statement of the agreement between the Parties with respect to its subject matter and there are no oral or written representations, understandings or agreements relating to this Agreement that are not fully expressed in the Agreement. This Agreement shall not be amended except by a written agreement signed by both Parties. All exhibits, documents, and schedules referenced in this Agreement or attached to this Agreement, are an integral part of this Agreement. In the event of any conflict between the terms and conditions of this Agreement and any such exhibits, documents, or schedules, the terms of this Agreement shall be controlling unless otherwise stated or agreed. Any other terms or conditions included in any shrink-wrap license agreements, quotes, invoices, acknowledgments, bills of lading, pre-printed terms on purchase orders, or other forms utilized or exchanged by the Parties shall not be incorporated in this Agreement or be binding upon the Parties unless the Parties expressly agree in writing or unless otherwise provided for in this Agreement.

IN WITNESS WHEREOF, BancTec and EDS acknowledge that each of the provisions of this Agreement were expressly agreed to and have each caused this Agreement to be signed and delivered by its duly authorized officer or representative.

ELECTRONIC DATA SYSTEMS CORPORATION	BANCTEC, INC.
By:	By:
Printed Name:	Printed Name:
Title:	Title:
Date:	Date:
EDS INFORMATION SERVICES L.L.C.
By:
Printed Name:
Title:
Date:

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TABLE OF CONTENTS
LIMITED REMITTANCE PROCESSING SERVICES AGREEMENT
RECITALS
ARTICLE 1 DEFINITIONS
ARTICLE 2 TERM
ARTICLE 3 SERVICES AND SERVICE LEVELS
ARTICLE 4 FEES AND OTHER PAYMENTS
ARTICLE 5 TERMINATION
ARTICLE 6 LIABILITIES
ARTICLE 7 CUSTOMER CONTRACTS
ARTICLE 8 EQUIPMENT AND FACILITIES
ARTICLE 9 EMPLOYEES
ARTICLE 10 REQUIRED CONSENTS
ARTICLE 11 INTELLECTUAL PROPERTY RIGHTS
ARTICLE 12 QUEUE—SYSTEM SOFTWARE
ARTICLE 13 RELATIONSHIP MANAGEMENT
ARTICLE 14 REPRESENTATIONS AND WARRANTIES
ARTICLE 15 INDEMNIFICATIONS
ARTICLE 16 INSURANCE
ARTICLE 17 DISPUTE RESOLUTION
ARTICLE 18 AUDIT REQUIREMENTS AND RETENTION OF RECORDS
ARTICLE 19 MISCELLANEOUS